EXHIBIT 99.1

For Immediate Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Private Placement of
$125 Million Convertible Senior Notes

KIRKLAND, Wash. –  July 30, 2003 – Nextel Partners, Inc. (NASDAQ: NXTP) today announced that it has entered into an agreement to sell $125 million of Convertible Senior Notes due November 15, 2008.  In addition, Nextel Partners has granted the initial purchasers an overallotment option to purchase up to an additional $25 million principal amount of notes.  The notes will be senior unsecured obligations of Nextel Partners.  The offering of the notes, which was made to qualified institutional buyers as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), is expected to close on August 6, 2003 and is subject to standard closing conditions.

At the option of the holders, the notes are convertible at an initial conversion rate of 78.3085 shares of Nextel Partners Class A common stock per $1,000 principal amount of notes, which represents a conversion price of $12.77 per share of Class A common stock.  The notes will bear interest at a rate of 1½% per year.

Nextel Partners intends to use the net proceeds of the offering for general corporate purposes, including, but not limited to, general working capital and potential opportunistic repurchases of currently outstanding debt obligations.

The notes being sold by Nextel Partners and the underlying common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.  The statements in this news release regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to market and competitive conditions, that may cause actual future experience and results to differ materially from the statements made.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Nextel Direct Connect® digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 198 of the top 200 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

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